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                                                                    EXHIBIT 99.3

                                                           For Immediate Release
                                    Company Contact: Sandra Heine (510) 865-8800
                               Investor Contact: Burns McClellan, (212) 213-0006
                                                  Jonathan M. Nugent (Investors)
                                                      Kathy Jones, Ph.D. (Media)


            INSITE VISION GAINS CONTROL OF DEVELOPMENT AND MARKETING
                     PLANS FOR GLAUCOMA DIAGNOSTIC, ISV-900


                      Product Development to be Accelerated

Alameda, California- December 14, 2000- InSite Vision Incorporated (AMEX: ISV) announced today that InSite Vision and Pharmacia Corporation have mutually agreed on the return of all rights for the ISV-900 technology, for diagnostic and prognostic applications in glaucoma, to InSite Vision. InSite Vision will accelerate and manage all future development and marketing plans for the product.

InSite Vision licensed the ISV-900 technology to Pharmacia Corporation in November 1999. The new agreement returns all rights to the technology to InSite Vision enabling the company to market the diagnostic product and continue to develop future generations of the test. The on-going collaboration on Diclofenac Eye (ISV-205) between InSite Vision and Pharmacia Corporation is proceeding as planned.

"We see this agreement as a tremendous opportunity to accelerate the development of ISV-900 to the benefit of both our shareholders and the approximately 2 to 4 million people who suffer with glaucoma," stated S. Kumar Chandrasekaran, Ph.D., CEO and Chairman of the Board of InSite Vision. "We believe the ISV-900 technology will add an exciting new dimension to the current diagnosis and treatment of glaucoma. InSite Vision plans to bring ISV-900 to market in 2001 and currently has a comprehensive marketing plan under development."

ISV-900, currently being used in a number of clinical sites, is a test that identifies multiple genetic mutations from a single sample of DNA taken from inside the patient's cheek while in an eye care professional's office. Analysis of the sample provides information to the eye care professional which will aid in the optimization of glaucoma treatment.

InSite Vision will host a webcasted conference call regarding this announcement at 9:00 am Eastern time on December 14th. Investors may access the webcast by logging onto the Investor Relations portion of the Company's web site www.insitevision.com. A replay of this call will also be available until December 15th at 12:00 pm Eastern time by dialing, 800-633-8284 or outside the U.S. by dialing, 858-812-6440 - call number 17272802.

InSite Vision is an ophthalmic product development company focused on glaucoma, ocular infections and retinal diseases. InSite Vision's glaucoma activities include genomic research,

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using TIGR, OCLM, and other genes, for diagnosis, prognosis, and disease management in addition to Diclofenac Eye (ISV-205), InSite Vision novel treatment product. Diclofenac Eye uses InSite Vision's proprietary DuraSite(R) drug delivery technology, which is also incorporated into InSite Vision's ocular infection programs. InSite Vision retinal programs include both therapeutic agents and drug delivery technologies.

     This press release contains among other things certain statements of a forward-looking nature relating to future events or the future business performance of InSite Vision. Such statements entail a number of risks and uncertainties involving the results of preclinical and clinical studies and determinations by the U.S. Food & Drug Administration, as well as the risk factors listed from time to time in the Company's SEC filings including, but not limited to, its Form 10-Q for the quarter ended September 30, 2000.

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